Exhibit 5.13

November 5, 2014

Omnicare, Inc.

900 Omnicare Center

201 E. Fourth Street

Cincinnati, Ohio 45202

Re:	Interlock Pharmacy Systems, LLC and Home Pharmacy Services, LLC

Ladies and Gentlemen:

We have acted as special Missouri counsel for Interlock Pharmacy Systems, LLC (formerly known as IP Acquisition Sub, LLC), a Missouri limited liability company (“Interlock”), and Home Pharmacy Services, LLC (formerly known as Home Pharmacy Merger Sub LLC), a Missouri limited liability company (“HPS”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following:

(a) The Articles of Organization of Interlock dated October 11, 2005, as filed in the office of the Secretary of State of the State of Missouri (the “Secretary of State”) on October 11, 2005, as amended by the Articles of Merger and Agreement and Plan of Merger, dated as of June 9, 2006, as filed in the office of the Secretary of State on July 18, 2006;

(b) The Certificate of Organization issued to Interlock by the Secretary of State on October 11, 2005 (the “Interlock Certificate of Organization”);

(c) The Certificate of Merger issued to Interlock by the Secretary of State on July 18, 2006, and corrected as of August 9, 2006 (the “Interlock Certificate of Merger”);

(d) The Limited Liability Company Agreement of Interlock, dated as of June 9, 2006 (the “Interlock LLC Agreement”);

(e) A Secretary’s Certificate dated as of November 5, 2014 from the Secretary of Interlock;

Omnicare, Inc.

November 5, 2014

(f) Written Consent of the Sole Member of Interlock dated as of October 24, 2014 (the “Interlock Resolutions”), as to certain matters;

(g) A Certificate of Good Standing for Interlock, dated as of October 20, 2014, obtained from the Secretary of State (“Interlock Certificate of Good Standing”);

(h) The Articles of Organization of HPS dated December 10, 2001, as filed in the office of the Secretary of State on December 12, 2001, as amended by the Articles of Merger, dated as of December 19, 2001, as filed in the office of the Secretary of State on December 28, 2001 with an effective date of December 31, 2001;

(i) The Certificate of Organization issued to HPS by the Secretary of State on December 12, 2001 (the “HPS Certificate of Organization”);

(j) The Corrected Certificate of Merger issued to HPS by the Secretary of State on December 28, 2001 with an effective date of December 31, 2001 (“HPS Certificate of Merger”);

(k) The Limited Liability Company Declaration of HPS, dated as of December 31, 2001 (the “HPS LLC Agreement”);

(l) A Secretary’s Certificate dated as of November 5, 2014 from the Secretary of HPS;

(m) Written Consent of the Board of Managers and Sole Member of HPS dated as of October 24, 2014 (the “HPS Resolutions”), as to certain matters;

(n) A Certificate of Good Standing for HPS, dated as of October 22, 2014, obtained from the Secretary of State (“HPS Certificate of Good Standing”);

(o) The documents listed on Schedule A attached (collectively, the “Indentures”).

Capitalized terms used and not defined herein are used as defined in each of the Indentures.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (o) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (o) above) that is referred to in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

Omnicare, Inc.

November 5, 2014

With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, (iii) all documents submitted to us as copies conform with the original copies of those documents, and (iv) the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinions expressed herein.

For purposes of this opinion, we have assumed (i) except to the extent provided in paragraphs 1 and 4 below, that each party to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (ii) that each natural person who is a signatory to any of the documents examined by us has the requisite legal capacity, (iii) except to the extent provided in paragraphs 2 and 5 below, that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (iv) except to the extent provided in paragraphs 3 and 6 below, that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, and (v) that each of the documents examined by us constitutes a valid and binding agreement of the parties thereto, and is enforceable against the parties thereto, in accordance with its terms. Other than this letter, we have not participated in the preparation of any material relating to Interlock or HPS and assume no responsibility for the contents of any such material.

This opinion is limited to the laws of the State of Missouri (excluding the securities and blue sky laws of the State of Missouri), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Missouri laws and rules, regulations and orders thereunder that are currently in effect. In rendering the opinions set forth herein, we express no opinion concerning (i) the creation, attachment, perfection or priority of any security interest, lien or other encumbrance, or (ii) the nature or validity of title to any property.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Missouri as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. Based solely on the Interlock Certificate of Organization and the Interlock Certificate of Merger, Interlock has been duly formed and, based solely on the Interlock Certificate of Good Standing, is validly existing in good standing as a limited liability company under the Missouri Limited Liability Company Act (RSMo. § 347.010, et seq.) (the “LLC Act”).

2. Interlock has all necessary limited liability company power, capacity and authority under the LLC Act, the Interlock LLC Agreement and the Interlock Resolutions (a) to guarantee the Securities pursuant to the terms of the Indentures, (b) to execute and deliver the Security Guarantees pursuant to the terms of the Indentures, and (c) to perform its obligations under the Security Guarantees, as described in the Indentures.

Omnicare, Inc.

November 5, 2014

3. The Security Guarantees to be executed by Interlock, upon being duly authorized by all necessary limited liability company action, and executed by an authorized signatory and delivered, will be validly authorized, executed and delivered by Interlock under the LLC Act, the Interlock LLC Agreement and the Interlock Resolutions.

4. Based solely on the HPS Certificate of Organization and the HPS Certificate of Merger, HPS has been duly formed and, based solely on the HPS Certificate of Good Standing, is validly existing in good standing as a limited liability company under the LLC Act.

5. HPS has all necessary limited liability company power, capacity and authority under the LLC Act, the HPS LLC Agreement and the HPS Resolutions (a) to guarantee the Securities pursuant to the terms of the Indentures, (b) to execute and deliver the Security Guarantees pursuant to the terms of the Indentures, and (c) to perform its obligations under the Security Guarantees, as described in the Indentures.

6. The Security Guarantees to be executed by HPS, upon being duly authorized by all necessary limited liability company action, and executed by an authorized signatory and delivered, will be validly authorized, executed and delivered by HPS under the LLC Act, the HPS LLC Agreement and the HPS Resolutions.

The opinions expressed above are subject to the following additional assumptions, qualifications, limitations and exceptions:

In connection with the foregoing, we hereby consent to you and your successors and assigns relying as to matters of Missouri law upon this opinion, subject to the understanding that the opinions herein are given on the date hereof and such opinions are rendered only with respect to facts existing on the date hereof and laws and rules, regulations and orders thereunder in effect as of such date. We assume no, and hereby disclaim any, responsibility to supplement this opinion with respect to matters occurring after the date hereof.

In addition, we hereby consent to reliance on this opinion letter and the opinions provided herein by the law firm White & Case LLP in connection with the legal opinion provided by that law firm that is included as an exhibit to the Registration Statement to be filed by Omnicare Inc. on the date hereof with the Securities and Exchange Commission (the “Registration Statement”). Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Carmody MacDonald P.C.

GJM/MBH

Schedule A

1.	The Form of Senior Debt Securities Indenture, by and between Omnicare, Inc., a Delaware Corporation, as Company (as defined therein) and the trustee party thereto (as defined therein).

2.	The Subordinated Debt Securities Indenture, dated as of June 13, 2003, by and between Omnicare, Inc., a Delaware Corporation, as Company (as defined therein), and U.S. Bank National Association (as successor trustee to SunTrust Bank), as Trustee (as defined therein).